EXHIBIT 21.1

                          COLUMBUS MCKINNON CORPORATION

                                  SUBSIDIARIES
                             (AS OF MARCH 31, 2006)


CM Insurance Company, Inc. (US-NY)
Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)
Columbus McKinnon de Uruguay, S.A. (Uruguay)
Columbus McKinnon do Brazil Ltda. (Brazil)
Crane Equipment & Service, Inc. (US-OK)
     Larco Industrial Services, Ltd. (Canada)
Societe d'Exploitation des Raccords Gautier (France)
Univeyor A/S (Denmark)
     Ejendomsselskabet Lupinvej 11 (Denmark)
     Univeyor AB (Sweden)
     Univeyor Conveying Systems Ltd. (England)
Yale Industrial Products, Inc. (US-DE)
     Egyptian-American Crane Co. (40% Joint Venture) (Egypt) Spreckels Water Company, Inc. (US-DE)
         Spreckels Consolidated Industries, Inc. (US-CA)
     Audubon Europe S.a.r.l. (Luxembourg)
         Columbus McKinnon Limited (Canada)
         Yale Industrial Products Ltd. (England)
         Yale Industrial Products GmbH (Germany)
              Asia Hoist Co., Ltd. (Hong Kong)
              Camlok Lifting Clamps Ltd. (England)
              Hangzhou LILA Lifting and Lashing Co. Ltd. (China) Yale Levage (France)
              Yale Elevacion Iberica S.L. (Spain)
              Yale Hangzhou Industrial Products Ltd. (China) Yale Industrial Products Asia (Thailand) Co. Ltd. Yale Industrial Products B.V. (The Netherlands) Yale Industrial Products GmbH (Austria)
              Yale Industrial Products Pty. Ltd. (South Africa) Yale Lifting & Mining Products (Pty.) Ltd.
                 (25% Financial Interest) (South Africa)
              Yale Industrial Products Kft. (Hungary)


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